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                                                                 Exhibit (d) (4)

                                  AMENDMENT TO
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                  --------------------------------------------


     AGREEMENT made as of this 7th day of May, 1999, by and between WAYNE HUMMER MANAGEMENT COMPANY ("Adviser") and WAYNE HUMMER INVESTMENT TRUST (the "Fund").


                                WITNESSETH THAT:
                                ----------------

     WHEREAS, the Adviser and the Fund are parties to an Investment Advisory and Management Agreement dated April 29, 1988 and amended November 24, 1992 and January 23, 1999 (the "Agreement") which governs the terms and conditions under which the Adviser provides investment advisory and management services to the
Fund:

     NOW THEREFORE, the Adviser and the Fund hereby amend the terms of the Agreement and mutually agree to the following:

     1. The third WHEREAS clause shall be replaced with the following new third WHEREAS clause:

          "WHEREAS, the Fund currently offers Shares in four (4) portfolios, the Wayne Hummer Growth Fund portfolio, the Wayne Hummer Income Fund portfolio, the Wayne Hummer Money Market Fund portfolio and the Wayne Hummer CorePortfolio Fund portfolio (hereinafter referred to, together with any other portfolios of the Fund which may be established later and served by the Adviser hereunder, collectively as the "Portfolios" and individually as a "Portfolio"); and

     2. Section 2. Subsequent Appointments of Adviser shall be amended as follows: the words "Initial Portfolio" in the third line of the first sentence shall be replaced with the words "current Portfolios."

     3.   Section 6.  Compensation shall be replaced with the following new
          Section 6:

          "Compensation. Subject to the provisions of paragraph 7 of this Agreement, each Portfolio will pay to the Adviser for the services provided and the expenses assumed by the Adviser pursuant to the Agreement, as full compensation therefor, a fee based


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          on average daily net assets of each Portfolio, computed and accrued daily and paid monthly at the following annual rates:

          (1)  For the Growth Portfolio:

               .80 of 1% of the first $100 million of average daily net assets; plus

               .65 of 1% of the next $150 million of average daily net assets; plus

               .50 of 1% of the average daily net assets in excess of $250 million.

          (2)  For the Income Portfolio:

               .50 of 1% of the first $250 million of average daily net assets; plus

               .30 of 1% of the average daily net assets in excess of $250 million.

          (3)  For the Money Market Portfolio:

               Portion of Average Daily Net Assets
               of Money Market Fund Portfolio                              Fee
               -----------------------------------                        ------

               Up to $500 million                                         0.50%

               In excess of $500 million but not exceeding $750 million   0.425%

               In excess of $750 million but not exceeding $1 billion     0.375%

               In excess of $1 billion but not exceeding $1.5 billion     0.350%

               In excess of $1.5 billion but not exceeding $2 billion     0.325%

               In excess of $2 billion but not exceeding $2.5 billion     0.300%

               In excess of $2.50 billion                                 0.275%


                                       2

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          (4)  For the CorePortfolio Portfolio, .40% of average daily assets.

     In addition to the compensation provided above, each Portfolio shall reimburse the Adviser on a monthly basis for those expenses which each Portfolio has agreed to bear pursuant to the provisions of paragraph 4 of this Agreement, which expenses may from time to time be incurred by the Adviser for the benefit of each Portfolio in the performance of the Adviser's duties pursuant to paragraph 3 hereunder."

     4. Section 7. Expense Limitation shall be replaced with the following new Section 7:

          "7. Expense Limitation. In the event the operating expenses of a particular Portfolio of the Fund, including all investment advisory and administrative fees with respect to such portfolio, for any fiscal year (pro rated appropriately in the event that the first fiscal year of such Portfolio is for less than 12 calendar months) ending on a date of which this Agreement is in effect exceed either (i) the expense limitations applicable to such Portfolio imposed by the securities laws or regulations thereunder of any state in which the Fund's Shares are qualified for sale, as such limitations may be raised or lowered from time to time, or (ii) (a) 1.5% of the Portfolio's average daily net assets in the case of the Growth Portfolio and the Income Portfolio, (b) 1% in the case of the Money Market Portfolio, and (c) .75 of 1% in the case of the CorePortfolio Portfolio, the Adviser shall reduce its investment advisory fee to the extent of its share of such excess expenses and, if required, pursuant to any such laws or regulations, will reimburse the Portfolio for its share of annual operating expenses (as appropriately pro rated) in excess of any expense limitation that may be applicable; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commission, and extraordinary expenses (including, but not limited to, legal claims and liability and litigation costs and any indemnification related thereto) paid or payable by the Fund and allocable to such Portfolio. Such reduction, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expense limitation applicable to the Portfolio as of the end of the last business day of the month. Should two or more such expense limitations be applicable as of the end of the last business day of the month, the expense limitation which results in the larger reduction in the Adviser's fees shall be applicable."

     5. Except as specifically amended herein, the Agreement shall remain in full force and effect. This Amendment shall not limit the rights of the parties to the Agreement and the parties hereto acknowledge the binding effect of the Agreement.


                                       3

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     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


                                         WAYNE HUMMER INVESTMENT TRUST
ATTEST


                                         By
--------------------------------            -----------------------------



                                         WAYNE HUMMER MANAGEMENT COMPANY
ATTEST


                                         By
--------------------------------            -----------------------------




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